Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2016 RESULTS

HOUSTON, November 9, 2016 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2016.

Third Quarter Highlights -

•	Total revenue was $23.3 million compared to $31.2 million in Q3 2015.

•	Cash resales totaled $9.3 million compared to $4.0 million in Q3 2015.

•	Cash flows from operating activities were $24.4 million compared to $21.7 million in Q3 2015.

•	Cash EBITDA was $5.1 million compared to ($0.6) million in Q3 2015.

•	Net loss was $5.4 million compared to $4.1 million in Q3 2015.

First Nine Months Highlights -

•	Total revenue was $59.5 million compared to $86.3 million in 2015.

•	Cash resales totaled $31.1 million compared to $31.4 million in 2015.

•	Cash flows from operating activities were $29.1 million compared to $67.7 million in 2015.

•	Cash EBITDA was $18.4 million compared to $16.1 million in 2015.

•	Net loss was $28.5 million compared to $14.0 million in 2015.

“Although market conditions continued to be challenging in the first nine months of this year, we posted $9.3 million in cash resales for the third quarter, more than double that of last year’s third quarter. This brings our year-to-date cash resales to $31.1 million, about flat with last year’s first nine months, while our cash EBITDA increased by over $2 million due to reduced operating costs,” commented Rob Monson, chief executive officer and president. “We are beginning to see several indications that the environment is improving for both us and our clients - commodity prices have reached levels that have resulted in rig count growth, land turnover activity has increased and there has been a flattening of petroleum inventory levels. However, seismic spending is likely to continue to fluctuate quarter to quarter; therefore, we remain cautious in our near-term outlook. We continue to effectively manage our capital and overhead costs and strive to operate at close to breakeven cash flow.”

Total revenue for the third quarter of 2016 was $23.3 million, consisting of acquisition underwriting revenue of $7.6 million, resale licensing revenue of $15.1 million and Solutions and other revenue of $0.5 million. This compares to total revenue of $31.2 million in the third quarter of 2015, consisting of acquisition underwriting revenue of $16.5 million, resale licensing revenue of $14.2 million and solutions and other revenue of $0.6 million. The decrease in total revenue between quarters was primarily due to lower acquisition underwriting revenue resulting from a planned reduction in new data acquisition projects as a result of the prolonged downturn in the energy industry. Cash resales, a component of resale licensing revenue, were $9.3 million in the third quarter of 2016 compared to cash resales of $4.0 million in the third quarter of 2015.

Total revenue for the nine months ended September 30, 2016 was $59.5 million compared to $86.3 million for the same period last year. Acquisition underwriting revenue was $17.5 million for the first nine months of 2016 compared to $38.7 million in the first nine months of 2015. This decrease was primarily attributable to the planned reduction in activity discussed above. Most of our new data acquisition activity in the first nine months of 2016 occurred in the U.S., with a focus in the Permian Basin as well as activity in Northern Louisiana. Total resale licensing revenue was $40.7 million in the first nine months of 2016 compared to $45.9 million in the first nine months of 2015. For the first nine months of 2016, cash resales were $31.1 million compared to $31.4 million in the first nine months of 2015. Solutions and other revenue is primarily driven by the level of seismic revenue and was $1.4 million in the first nine months of 2016 compared to $1.7 million in the first nine months of 2015.

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Our net loss was $5.4 million for the third quarter of 2016 compared to a net loss of $4.1 million for the third quarter of 2015 and was a net loss of $28.5 million in the first nine months of 2016 compared to a net loss of $14.0 million in the first nine months of 2015. The increases in losses between periods were primarily due to a reduction in revenues partially offset by lower amortization of our seismic data library. Lower selling, general and administrative (“SG&A”) expenses in the first nine months of 2016 also partially offset the increase in loss between the nine month periods.

Cash flows from operating activities were $24.4 million in the third quarter of 2016 compared to $21.7 million in the third quarter of 2015. The increase between the periods was primarily due to higher collections on cash resales as a result of increased cash resales in the second and third quarters of 2016 compared to the same quarters in 2015, partially offset by lower collections on acquisition billings as a result of reduced acquisition underwriting revenue in 2016. Cash flows from operating activities were $29.1 million for the first nine months of 2016 compared to $67.7 million for the first nine months of 2015. The decrease between periods was primarily due to the first nine months of 2015 including significant collections from cash resale activity in the fourth quarter of 2014 as well as lower acquisition underwriting revenue in 2016.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $5.1 million in the third quarter of 2016 compared to ($0.6) million in the same period last year. The increase from the third quarter of 2015 was primarily the result of higher cash resales. Cash EBITDA was $18.4 million in the first nine months of 2016 compared to $16.1 million in the first nine months of last year. The increase from the first nine months of 2015 to 2016 was primarily due to lower routine cash SG&A expenses.

SG&A expenses were $5.4 million in the third quarter of 2016 compared to $5.3 million in the third quarter of last year. The increase between the quarterly periods was primarily due to a $0.7 million increase in severance and other non-routine costs, partially offset by savings of $0.5 million in routine overhead costs. SG&A expenses were $16.0 million in the first nine months of 2016 compared to $17.2 million in the same period last year. The decrease between the nine month periods primarily consisted of a $2.7 million decrease in routine overhead costs partially offset by an increase in non-routine costs of $1.7 million. The reductions in routine overhead costs in the 2016 periods were primarily due to an approximate 40% reduction in headcount since the beginning of 2015 through attrition and layoffs, with the most recent layoff occurring in August 2016. Non-routine costs were primarily made up of termination benefits related to layoffs of personnel of $0.6 million and $1.5 million for the three and nine months ended September 30, 2016, respectively.

We expect our total capital expenditures for the year will be approximately $25.6 million and that our net cash capital expenditures will be approximately $2.0 million. In the first nine months of 2016, our acquisition underwriting revenue exceeded our gross capital costs by $30,000 primarily due to a revision to the previous estimated costs related to one of our new data acquisition surveys resulting in a reduction of the gross costs of approximately $2.5 million. Gross capital expenditures for the first nine months of 2016 were $20.0 million, of which $16.1 million related to new data acquisition. Our current backlog of capital expenditures related to acquisition programs is $14.1 million, of which we have obtained cash underwriting of $14.4 million. We expect approximately $3.0 million of these capital expenditures to be incurred in 2016 with the remainder being incurred in 2017.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss third quarter results for 2016 on Thursday, November 10, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 71378765. A replay of the call will be available until November 17, 2016 by dialing 800-585-8367, Conference ID 71378765 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 44,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$60,874	$52,675
Receivables, net	10,880	17,304
Net seismic data library	128,089	161,363
Net property and equipment	1,913	2,603
Prepaid expenses, deferred charges and other	2,512	2,183
Intangible assets, net	2,462	5,528
Goodwill	183,771	179,792
Deferred income taxes	71	39
TOTAL ASSETS	$390,572	$421,487

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$23,261	$23,650
Income taxes payable	173	—
Senior Notes	246,556	245,696
Obligations under capital leases	1,599	1,661
Deferred revenue	18,673	25,903
Deferred income taxes	1,002	2,361
TOTAL LIABILITIES	291,264	299,271

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,564	400,505
Retained deficit	(287,308)	(258,766)
Accumulated other comprehensive loss	(13,948)	(19,523)
TOTAL STOCKHOLDER’S EQUITY	99,308	122,216
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$390,572	$421,487

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

REVENUE	$23,255	$31,242	$59,545	$86,290

EXPENSES:
Depreciation and amortization	18,933	24,627	58,839	68,114
Cost of sales	22	37	55	164
Selling, general and administrative	5,386	5,293	16,013	17,150
	24,341	29,957	74,907	85,428

INCOME (LOSS) FROM OPERATIONS	(1,086)	1,285	(15,362)	862

Interest expense, net	(6,298)	(6,381)	(18,988)	(19,020)
Foreign currency exchange gains (losses)	(20)	(138)	143	(1,559)
Other income	572	—	582	5

Loss before income taxes	(6,832)	(5,234)	(33,625)	(19,712)
Benefit for income taxes	(1,389)	(1,179)	(5,083)	(5,735)

NET LOSS	$(5,443)	$(4,055)	$(28,542)	$(13,977)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $9.3 million in the third quarter of 2016 compared to $4.0 million in the third quarter of 2015 and $31.1 million in the first nine months of 2016 compared to $31.4 million in the first nine months of 2015.

The following table summarizes the components of Seitel's revenue (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total acquisition underwriting revenue	$7,625	$16,498	$17,486	$38,683

Resale licensing revenue:
Cash resales	9,314	4,045	31,147	31,352
Non-monetary exchanges	1,618	24	1,840	7,948
Revenue recognition adjustments	4,215	10,096	7,685	6,613
Total resale licensing revenue	15,147	14,165	40,672	45,913

Total seismic revenue	22,772	30,663	58,158	84,596

Solutions and other	483	579	1,387	1,694
Total revenue	$23,255	$31,242	$59,545	$86,290

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash EBITDA	$5,126	$(602)	$18,385	$16,120
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	7,571	16,496	17,408	38,517
Revenue recognition adjustments from contracts payable in cash	4,538	9,207	6,890	7,935
Severance and other non-routine costs	(754)	(50)	(1,860)	(137)
Interest expense, net	(6,298)	(6,381)	(18,988)	(19,020)
Amortization of deferred financing costs	294	304	922	889
Decrease in allowance for doubtful accounts	—	—	(21)	—
Other cash operating income	—	—	3	5
Current income tax benefit (expense)	(35)	297	(44)	31
Changes in operating working capital	13,935	2,428	6,436	23,389
Net cash provided by operating activities	$24,377	$21,699	$29,131	$67,729

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the nine months ended September 30, 2016 and our estimate for the year ending December 31, 2016 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Nine Months Ended September 30, 2016	Estimate for Remainder of 2016	Estimate for 2016
New data acquisition	$16,104	$3,200	$19,304
Cash purchases and data processing	1,098	2,200	3,298
Non-monetary exchanges	2,640	—	2,640
Property and equipment and other	176	200	376
Total capital expenditures	20,018	5,600	25,618
Less:
Non-monetary exchanges	(2,640)	—	(2,640)
Cash underwriting	(17,408)	(3,600)	(21,008)
Net cash capital expenditures	$(30)	$2,000	$1,970

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